Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION ENTERS INTO AGREEMENT

TO ACQUIRE ILX LIGHTWAVE CORPORATION

- Acquisition Will Expand Capabilities in Photonics Test and Measurement -

Irvine, California – December 28, 2011 – Newport Corporation (NASDAQ: NEWP) today reported that it has entered into a definitive agreement to acquire ILX Lightwave Corporation (“ILX”), a market and technology leader in high-performance test and measurement solutions for laser diodes and other photonics components.

ILX, headquartered in Bozeman, Montana, expects 2011 revenues of approximately $8 million. The company is profitable, and Newport expects the acquisition to be accretive to its earnings immediately after closing. The consideration to be paid by Newport in the transaction is $9.3 million in cash, subject to adjustment based on ILX’s net assets at closing. The transaction is expected to close in January 2012.

Robert J. Phillippy, Newport’s President and Chief Executive Officer, said, “The addition of ILX, together with our recent acquisition of Ophir Optronics, will further enhance Newport’s position as the industry’s leading provider of photonics instrumentation and measurement equipment. With our expanded portfolio of products and technology, we will offer our customers solutions to the most demanding applications in both the scientific and industrial markets.”

ILX (www.ilxlightwave.com) offers a broad range of photonics instrumentation, including laser diode controllers and drivers, temperature controllers, current sources, optical power and wavelength meters, semiconductor laser/LED burn-in, test and characterization systems, and fiber optic sources. ILX distributes its products in North America, Europe and Asia, and its customers include Fortune 500 corporations, national research laboratories, and government and educational institutions, many of whom are already customers of Newport for other products. ILX will become a wholly owned subsidiary of Newport Corporation, and will operate as part of Newport’s Photonics and Precision Technologies Division.

Dr. Larry Johnson, ILX’s President, Chief Executive Officer and Founder, said, “I have known Newport for many years, and have great respect for the company and its management. I believe that joining Newport will provide ILX with new opportunities to increase revenues and enhance our product offerings. Newport’s expansive global sales and distribution channel will immediately increase the exposure of our products, and collaboration with Newport’s technical team will enable us to accelerate the development of a wide range of next generation photonics instrumentation.”

ABOUT NEWPORT CORPORATION

Newport Corporation (www.newport.com) is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems, precision automation and three-dimensional non-contact measurement equipment, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding ILX’s expected revenue in 2011, the expectation that the acquisition will be accretive to Newport’s earnings immediately after closing, and the expected timing of closing the transaction, the statements by

Robert J. Phillippy and Dr. Larry Johnson regarding the expected impacts of the transaction, and other statements as to potential future events, consequences or results of the transaction. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, Newport’s ability to generate cash from operating activities and its ability to capitalize on opportunities to utilize cash, which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport’s Form 10-K for the year ended January 1, 2011. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###